UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2017

WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
On May 30, 2017, Westell Technologies, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) at which the Company’s stockholders approved the proposal and granted authorization to the Board of Directors (the "Board") to to amend the Company’s Amended and Restated Certificate of Incorporation (the “ Charter Amendments ”) to effect a reverse stock split of the Company's Class A Common Stock and Class B Common Stock issued and outstanding common stock, par value $0.01 per share (collectively, the "Common Stock") at a ratio of 1-for-4 with such reverse stock split to be effected at such time and date, if at all, in its sole discretion (the “Reverse Split Proposal”).
On May 30, 2017, following stockholder approval of the Reverse Split Proposal, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-4 (the “Approved Split”) and proceeded to file with the Secretary of State of the State of Delaware the Charter Amendments to affect the Approved Split. The Approved Split will be effective at 5:00 p.m. (eastern time) on June 7, 2017 (the “Effective Time”).
In connection with the Approved Split, the Charter Amendments provide that, among other things, at the Effective Time, every four shares of the Company’s issued and outstanding Class A Common Stock and Class B Common Stock will automatically be combined into one issued and outstanding share of Class A Common Stock and Class B Common Stock, respectively, without any change in par value per share. As a result of the Approved Split, the number of issued and outstanding shares of Class A Common Stock issued and outstanding would be reduced from approximately 48 million shares to approximately 12 million shares, and the number of shares of our Class B Common Stock issued and outstanding would be reduced from approximately 14 million shares to approximately 3.5 million shares, respectively.
The new CUSIP number for the Class A Common Stock following the Approved Split is “ 957541204.” As a result of the Approved Split, holders of “old” Common Stock prior to the Effective Time have the right to receive “new” shares of Common Stock at the ratio of one share of “new” Common Stock for every four shares of “old” Common Stock. No fractional shares will be issued in connection with the Approved Split. Instead, holders of “old” shares of Common Stock who otherwise would have received fractional shares will receive an amount in cash equal to the value of such fractional shares based on the average of the closing prices (as adjusted to reflect the reverse stock split) of our Class A Common Stock on the NASDAQ Capital Market or other primary trading market for the Class A Common Stock for the five trading days immediately preceding the Effective Time. Each stockholder’s percentage ownership interest in the Company and the proportional voting power remain unchanged in connection with the Approved Split, except for minor changes and adjustments resulting from the effect of fractional interests. The rights and privileges of the holders of the Common Stock are unaffected by the Approved Split.
The foregoing summary of the Charter Amendment is qualified in its entirety by reference to the Charter Amendment, which is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 5.07.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Special Meeting of Stockholders (the “Special Meeting”) of the Company was held on May 30, 2017. At the Special Meeting, the stockholders voted on the following proposal and cast their votes as described below.

Proposal: The Reverse Split Proposal.

The Company's stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock and Class B Common Stock whereby, each outstanding four (4) shares of the Company's Class A Common Stock and Class B Common Stock, respectively, would be combined into and become one share of the Company's Class A Common Stock or Class B Common Stock, as applicable, and grant authorization to the Board of Directors to determine, in its discretion, whether to implement the proposed amendment, including its specific timing.

	For	Against	Abstain
The Reverse Split Proposal	85,264,690	11,547,610	102,544

Item 8.01.	OTHER EVENTS

On May 31, 2017, the Company issued a press release announcing the Approved Split. A copy of the press release is attached as Exhibit 99.1 to the Current Report on Form 8-K.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

3.1	Amendment to Amend and Restated Certificate of Incorporation of Westell Technologies, Inc. regarding the Approved Split.

99.1	Press release, dated May 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date:	May 31, 2017	By:	/s/ Thomas P. Minichiello
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary